EXHIBIT 4.4
                                    TAT PIPE


                            SHARE PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT (the "Agreement") is made as of June 15, 2004 (the "Effective Date"), by and between (i) TAT Technologies Ltd. ("TAT"), an Israeli company whose shares are traded on Nasdaq, and (ii) TA-TOP, Limited Partnership (the "Investor"), a limited partnership wholly owned by (x) TA-TEK Ltd., an Israeli private company, wholly owned by FIMI Opportunity Fund, L.P., a limited partnership formed under the laws of the State of Delaware, and by (y) FIMI Israel Opportunity Fund, Limited Partnership, a limited partnership, registered in Israel. TAT and the Investor each, a "Party" and, collectively, the "Parties".

WITNESSETH:

                   WHEREAS, the Investor desires to invest in the share capital of TAT, by purchasing 857,143 Ordinary Shares of TAT, nominal value NIS 0.90 each (the "Shares"), upon the terms and subject to the conditions set forth in this Agreement; and

                    WHEREAS, the Board of Directors of TAT has resolved to enter into this Agreement for the issue and sale of the Shares to the Investor, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

1.1    Definitions
       -----------

In this Agreement, each of the following terms shall have the respective meaning appearing next to it, if not inconsistent with the subject or context:

----------------------------------------------------------------------------------------
"Agreement"-                has the meaning ascribed to such term in the preamble.
----------------------------------------------------------------------------------------

"Applicable Law"-           has the meaning ascribed to such term in Section 3.9.
----------------------------------------------------------------------------------------

"Closing" and
"Closing Date-              have the meaning ascribed to such terms in Section 2.1.
----------------------------------------------------------------------------------------

"Condition Precedent"-      has the meaning ascribed to such term in Section 6.1.
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"Confidential
Information"-               has the meaning ascribed to such term in Section 5.2.
----------------------------------------------------------------------------------------

Compliance Certificate"-    has the meaning ascribed to such term in Section 2.2.(1)(d).
----------------------------------------------------------------------------------------

"Credit Line Agreement"-    has the meaning ascribed to such term in Section 6.1(d).
----------------------------------------------------------------------------------------

"Damages"-                  has the meaning ascribed to such term in Section 7.2.
--------------------------- --------------------------------------------------------------------------------

                              TAT Technologies PIPE

----------------------------------------------------------------------------------------
"Effective Date"-           has the meaning ascribed to such term in the preamble.
----------------------------------------------------------------------------------------

"Encumbrance"-              has the meaning ascribed to such term in Section 3.3.(c)(3).
----------------------------------------------------------------------------------------

"Engagement Agreements"-    has the meaning ascribed to such term in Section 2.2.(1)(b).
----------------------------------------------------------------------------------------

"Environmental Law"-        has the meaning ascribed to such term in Section 3.14.
----------------------------------------------------------------------------------------

"Exchange Act"-             has the meaning ascribed to such term in Section 3.6(a).
----------------------------------------------------------------------------------------

"2000 20-F"-                has the meaning ascribed to such term in Section 3.1.
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"2002-2003 Financial        has the meaning ascribed to such term in Section 3.6(b).
Statements"-
----------------------------------------------------------------------------------------

"Governmental Entity"-      has the meaning ascribed to such term in Section 3.5.
----------------------------------------------------------------------------------------

"Investor"-                 has the meaning ascribed to such term in the preamble.
----------------------------------------------------------------------------------------

"Investor Conditions"-      has the meaning ascribed to such term in Section 6.1.
----------------------------------------------------------------------------------------

"Knowledge"-                has the meaning ascribed to such term in Section 3.10(a).
----------------------------------------------------------------------------------------

"Management Fee"-           has the meaning ascribed to such term in Section 5A.
----------------------------------------------------------------------------------------

Material Adverse Effect"-   has the meaning ascribed to such term in Section 3.1.
----------------------------------------------------------------------------------------

"Material and "Material     have the meaning ascribed to such terms in Section 3.11(a).
Agreements"-
----------------------------------------------------------------------------------------

"Ordinary Shares"-          has the meaning ascribed to such term in Section 3.3.
----------------------------------------------------------------------------------------

"Outstanding Options"-      has the meaning ascribed to such term in Section 3.3.
----------------------------------------------------------------------------------------

"Party" or "Parties"-       have the meaning ascribed to such terms in the preamble.
----------------------------------------------------------------------------------------

"Purchase Price"-           has the meaning ascribed to such term in Section 1.2.
----------------------------------------------------------------------------------------

"SEC"-                      has the meaning ascribed to such term in Section 3.6(a).
----------------------------------------------------------------------------------------

"Securities Act"-           has the meaning ascribed to such term in Section 3.6.(a).
----------------------------------------------------------------------------------------

"Services"-                 has the meaning ascribed to such term in Section 5A.
----------------------------------------------------------------------------------------

"Shares"-                   has the meaning ascribed to such term in the preamble.
----------------------------------------------------------------------------------------

"Shareholders Agreement"-   has the meaning ascribed to such term in Section 6.1(d).
----------------------------------------------------------------------------------------

                              TAT Technologies PIPE

----------------------------------------------------------------------------------------
"Subsidiary" or             has the meaning ascribed to such term in Section 3.1.
"Subsidiaries"-
----------------------------------------------------------------------------------------

"Registration Rights        has the meaning ascribed to such term in Section 6.1(d).
Agreement"-
----------------------------------------------------------------------------------------

"Representations and        has the meaning ascribed to such term in Section 7.1.
Warranties Period"-
----------------------------------------------------------------------------------------

"Required Approvals and     has the meaning ascribed to it in Section 3.5.
Notices"-
----------------------------------------------------------------------------------------

"TAT"-                      means TAT Technologies Ltd.
----------------------------------------------------------------------------------------

"TAT Conditions"-           has the meaning ascribed to such term in Section 6.2.
----------------------------------------------------------------------------------------

"TAT Industries"-           means TAT Industries Ltd.
----------------------------------------------------------------------------------------

"TAT SEC Reports"-          has the meaning ascribed to such term in Section 3.6(a).
----------------------------------------------------------------------------------------

"Trade Secrets"-            has the meaning ascribed to such term in Section 3.10(a).
----------------------------------------------------------------------------------------

"Transaction Documents"-    has the meaning ascribed to such term in Section 2.2.(1)(a).
----------------------------------------------------------------------------------------

"Warrant Agreement"-        has the meaning ascribed to such term in Section 6.1(d).
----------------------------------------------------------------------------------------

1.2. Issue of Shares
     ---------------

 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.1 below) the Investor agrees to purchase, and TAT agrees to issue to the Investor, the Shares, at a price per Share of $7.00, and an aggregate purchase price of $6,000,001 (Six Million and One US Dollars) (the "Purchase Price").

2.   Closing
     -------

 2.1 The Closing. The Parties shall hold the closing (the "Closing") at the offices of _______________, on the 12th business day following the date on which the last of the Conditions Precedent under Section 6.3 below is fulfilled (provided that all other Closing conditions have been either met or waived, in accordance with the provisions contained herein) or at such other place and later date as the Parties shall agree (the "Closing Date").

 2.2. Actions at the Closing. At the Closing, the following actions shall be carried out, which actions shall be deemed to take place simultaneously and no actions shall be deemed to have been completed or any required document delivered until all such actions have been completed and all required documents delivered:

 (1) The Investor shall have received from TAT the following documents:

             (a) True and correct copies of the resolutions of TAT's Board of Directors

                              TAT Technologies PIPE


 approving (i) the execution of this Agreement and the performance of the transactions contemplated herein, including the issuance, at the Closing, of the Shares to the Investor subject to the provisions contained herein, (ii) the execution of the Warrant Agreement (as defined below) and the grant of the non-assignable Warrant (as such term is defined in the Warrant Agreement) to the Investor, pursuant to the provisions contained therein, which shall become effective upon the Closing, (iii) the execution of the Credit Line Agreement (as defined below), which shall become effective as of the Closing, (iv) the Management Fee arrangement (as more fully set forth below) which shall become effective as of the Closing, and (v) the execution of the Registration Rights Agreement (as defined below) which shall become effective as of the Closing. This Agreement, the Warrant Agreement, the Credit Line Agreement and the Registration Rights Agreement shall be referred to herein, collectively, as the "Transaction Documents".

           (b) True and correct copies of the resolutions of TAT's shareholders approving (i) the transactions contemplated in the Transaction Documents, (ii) the amendment of the Articles of Association of TAT, in the manner more fully set forth in the amended Articles of Association , (ii) the approval of the Engagement Agreements (the "Engagement Agreements") between TAT and each of Mr. Shlomo Ostersetzer and Mr. Dov Zeelim, and (iv) the election to TAT's Board of Directors of three members designated by the Investor, of which one shall meet the definition of an independent director for the purposes of Nasdaq. The forms of the resolution of TAT's shareholders, the amended Articles of Association and the Engagement Agreements are attached hereto as Exhibit 2.2.1(b); and

            (c) An opinion of the counsel to TAT, substantially in the form of
Exhibit 2.2.1(c) to this Agreement; and

            (d) A certificate duly executed by an officer of TAT dated as of the Closing Date (the "Compliance Certificate") in the form attached hereto as
 Schedule 2.2.1(d).

 (2) TAT shall have obtained, and delivered to the Investor copies of, the Required Approvals and Notices (as defined below).

 (3) The Investor shall have received a letter from Gal-Tek Ltd., in the form attached hereto as Exhibit 2.2(3), which shall be effective as of the Closing.

 (4) The Investor shall have provided TAT with an opinion of the counsel to the Investor, substantially in the form of Exhibit 2.2.4 to this Agreement.

 (5) The Investor shall pay the Purchase Price to TAT by wire transfer of immediately available funds to the following bank account at Union Bank of Israel Ltd. (branch no.: 062 (Diamond Exchange Branch, Ramat-Gan)): Account no. 407000/54 and will obtain confirmation from its bank that the Purchase Price has been transferred in accordance with the wire transfer instructions provided to it (a copy of which will be delivered to TAT at the Closing), against the receipt of the Shares and the Warrant.

 3. Representations and Warranties of TAT
    -------------------------------------

 TAT hereby represents and warrants to the Investor, and acknowledges that the Investor

                              TAT Technologies PIPE

 is entering into the Investment Agreements, in reliance thereon, as follows:

 3.1 Organization. TAT is a company duly organized and validly existing under the laws of the State of Israel. TAT is duly qualified to conduct its business, and (with respect to those jurisdictions in which the concept of good standing is relevant) is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not reasonably be likely to have a Material Adverse Effect (as defined below). TAT has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which would not reasonably be likely to have a Material Adverse Effect. The Annual Report of TAT filed on Form 20-F for the Year 2002 (the "2002 20-F"), a copy of which has been provided to the Investor, accurately sets forth each entity in which TAT owns at least 50% of either the voting shares and/or the equity (each of the aforesaid, a "Subsidiary" and, collectively, the "Subsidiaries") and all other equity or similar interests, or any interest convertible or exchangeable or exercisable for any such equity or similar interest, in any other entities held by TAT or any Subsidiary, excluding any immaterial marketable securities held by TAT or any of its Subsidiaries as part of the investment portfolio in their ordinary course of business.

 As used herein, the term "Material Adverse Effect" means any material adverse effect on the business, as conducted by, the assets, financial condition, liabilities or operations of TAT and its Subsidiaries taken as a whole.

 3.2 Organizational Documents. Set forth in Schedule 3.2 attached hereto is a complete and correct copy of the Memorandum and the Articles of Association of TAT, as amended to date. All of such organizational documents are in full force and effect.

 3.3 Capitalization.

 (a) The registered share capital of TAT as of the date of this Agreement is NIS 6,300,000, divided into 7,000,000 Ordinary Shares, nominal value NIS 0.90 each (the "Ordinary Shares"), of which 4,663,381 Ordinary Shares are issued and outstanding. In addition, TAT has issued options and warrants (including employee and consultant options) to purchase up to 798,635 Ordinary Shares (the "Outstanding Options"). Except for the foregoing and for the transactions contemplated by this Agreement, there are no other shares, convertible securities, outstanding warrants, options, or other rights to subscribe for, purchase, or acquire from TAT any securities of TAT, and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire from TAT, any securities of TAT or under which TAT is, or may become, obligated to issue any of its securities.

 (b) There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which TAT's shareholders may vote issued or outstanding. There are no outstanding contractual obligations of TAT or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of TAT's share capital. All of the issued and outstanding share capital of TAT has been duly authorized and validly issued and is

                              TAT Technologies PIPE

 fully paid and nonassessable.

 (c)(1) All of the Shares issuable in accordance with of this Agreement will be, when fully paid up as provided in this Agreement, and so issued, duly authorized, validly issued, fully paid and nonassessable, shall not be subject to call, forfeiture or preemptive rights, shall be delivered free and clear of all Encumbrances (as defined below).

     (2) The non-assignable Warrant granted in accordance with the provisions of this Agreement and the Warrant Agreement, when granted at the Closing, shall be duly authorized, validly granted, shall not be subject to call, forfeiture or preemptive rights, and shall be delivered free and clear of all Encumbrances.

     (3) All of the Ordinary Shares, issuable upon the exercise of the Warrant in accordance with the provisions of the Warrant Agreement will be, upon payment of the Exercise Price (as defined in the Warrant Agreement), duly authorized, validly issued, fully paid and nonassessable, shall not be subject to call, forfeiture or preemptive rights and shall be delivered free and clear of all Encumbrances.

 The term "Encumbrance" means and includes any interest or equity of any person (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property.

 3.4 Authority. Subject to the Conditions Precedent under Section 6 below, TAT has the necessary corporate power and authority to enter into the TAT Transaction Documents and each of the other agreements, certificates or other instruments required to be delivered hereunder at or prior to Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents by TAT and the consummation by TAT of the transactions contemplated hereby and thereby shall have been, at the Closing (assuming the satisfaction of the Condition Precedent), duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of TAT shall be necessary to authorize this Agreement and each of the other Transaction Documents or to consummate the transactions contemplated hereby and thereby. The Transaction Documents shall be deemed as of the Closing to be duly executed and delivered by TAT and, (assuming the satisfaction of the Condition Precedent) and the due authorization, execution and delivery by the Investor, constitute legal, valid and binding obligations of TAT, enforceable in accordance with their terms, except as such enforceability may be limited by liquidation, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.



 3.5 No Conflict; Required Filings and Consents.

                              TAT Technologies PIPE

 Subject to satisfaction of all the Conditions Precedent under Section 6 below:

 (a) The execution and delivery by TAT of this Agreement and each of the other Transaction Documents and the performance by TAT of its obligations under this Agreement and each of the other Transaction Documents, will not, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the organizational documents of TAT or any of its Subsidiaries, (ii) subject to obtaining the Required Approvals and Notices (as defined below), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to TAT or any Subsidiary or by which any of their respective properties or assets is bound or affected, or (iii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Agreement (as defined below), or result in the creation of any Encumbrance on the properties or assets of TAT pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TAT is a party or by which TAT is bound or affected.

 (b) The execution and delivery by TAT of this Agreement and the other Transaction Documents does not, and the performance by TAT of its obligations under this Agreement and the other Transaction Documents, will not, require any consent, approval, authorization or permit of or filing with or notification to, any Governmental Entity (as defined below), by or with respect to TAT, except (i) for applicable requirements, if any, of the consents, approvals, authorizations, permits or notification described in Schedule 3.5 (the "Required Approvals and Notices"), and (ii) where failure to obtain the required consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of any of the transactions contemplated by this Agreement or any other Transaction Document in any material respect, or otherwise prevent TAT from performing its obligations under this Agreement or any other Transaction Document in any material respect, and (B) would not reasonably be likely to have a Material Adverse Effect. As used herein the term "Governmental Entity" means any Israeli or U.S. entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

 3.6 SEC Filings; Financial Statements.

(a) To TAT's knowledge, based on the advise of its U.S. securities counsel, it has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission ("SEC") during the three year period immediately prior to the Closing Date, and has heretofore delivered to counsel for the Investor, in the form filed with the SEC since such date, together with any amendments thereto, all (i) Annual Reports on Form 20-F, and
(ii) all proxy statements relating to meetings of shareholders (whether annual or special) (collectively, the "TAT SEC Reports"). To TAT's knowledge, based on the advise of its U.S. securities counsel, as of their respective filing or publication dates, the TAT SEC Reports complied as to form in all material respects with the requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act") and the United States Securities Act of 1933, as amended (the "Securities Act"). To TAT's knowledge, based on the advise of its U.S. securities

                              TAT Technologies PIPE

counsel, the TAT SEC Reports did not at the time they were filed or published, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

 (b) The audited consolidated financial statements of TAT for the years ended on December 31, 2002 and December 31, 2003 (collectively, the "2002-2003 Financial Statements") comply as to form in all material respects with applicable accounting requirements. The Financial Statements, including all related notes and schedules, present fairly in all material respects the financial position of TAT as at the respective dates thereof and the results of operations and cash flows of TAT for the periods indicated, in accordance with United States GAAP, with respect to TAT's audited consolidated financial statements for the year ended on December 31, 2002 and in accordance with Israeli GAAP, with respect to TAT's audited consolidated financial statements for the year ended on December 31, 2003.

 3.7 Operations in the Ordinary Course. Except as set forth in Schedule 3.7 attached hereto, between January 1, 2004 and the date of this Agreement, TAT has operated its business in the ordinary course consistent with past practices and has not suffered any Material Adverse Effect.

 3.8 Litigation. Except as set forth in Schedule 3.8 attached hereto, there are no claims, actions or proceedings pending or, to TAT's knowledge, threatened against TAT or any of its Subsidiaries, any of their respective properties or to TAT's knowledge, any of their respective officers or directors before any court, arbitration or mediation or regulatory authority or body, domestic or foreign, that individually or in the aggregate (i) would reasonably be likely to, or if adversely decided may be expected to, have a Material Adverse Effect, or (ii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

 3.9 Licenses and Permits; Compliance with Laws. To TAT's knowledge, it does not lack permits, licenses, authorizations or approvals, and is not in material violation of Applicable Law or any permits, licenses, authorizations and approvals that have been obtained by it, which the failure to obtain or such violation, as applicable, would reasonably be likely to have a Material Adverse Effect. As used herein, the term "Applicable Law" means any provision of any statute, law, ordinance, rule, regulation, decree, order, grant, permit or license or other governmental authorization or approval applicable to TAT.

 3.10 Trade Secrets.

 (a) To TAT's Knowledge (as defined below), TAT and its Subsidiaries have the right to use all its trade secrets, including know-how, material computer programs, documentation, processes, and technology which can reasonably be anticipated to be material to the conduct of the businesses of TAT and its Subsidiaries, taken as a whole, as conducted by TAT as of the date hereof (all of the foregoing items collectively referred to as the "Trade Secrets").

                              TAT Technologies PIPE

For purposes of this Section 3.10 and Section 3.14 below, "Knowledge" shall be deemed to refer to the knowledge of reasonable managerial staff (which term shall refer to any person who, either formally or in substance, serves as a director, chief executive officer (CEO) or chief operating officer (COO), or any other senior executive who reports directly to the chief executive officer). For these purposes, if such managerial staff has not received any claims with respect to manufacturing processes and know-how that have been utilized consistently, or to products that have been sold, over a reasonably long period of time, such managerial staff shall be deemed to have acted reasonably when making the representations set forth in this Section 3.10 and Section 3.14 below, without conducting any special searches or investigation.

 (b) (i) no proceedings are pending or, to TAT's Knowledge, threatened, which challenge the use by TAT or any of the Subsidiaries of TAT of the Trade Secrets could have, if resolved unfavorably to TAT, a Material Adverse Effect; (ii) to TAT's Knowledge, no material infringement by TAT of any intellectual property right or other proprietary right of any third party has occurred, or will result in any way from the signing and execution of this Agreement or any of the other Transaction Documents or the consummation of any or all of the transactions contemplated hereby and thereby, and, no claim has been made by any third party based upon an allegation of any such infringement; and (iii) to TAT's Knowledge, there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by TAT or any Subsidiary in respect of the Trade Secrets.

 (c) No claim has been made in the last seven years prior to the date hereof by any third party that the use, disclosure or appropriation of Confidential Information not owned by TAT or any Subsidiary has been in material violation of the terms of a written agreement between TAT or such Subsidiary and the owner of such Confidential Information, or is otherwise materially unlawful.
 3.11  Material Agreements and Claims

 TAT has delivered to the Investor a true and full copy of each of the material agreements, in effect on the date hereof, to which TAT or any of its Subsidiaries is a party (including all agreements with TAT Industries and the agreements referred to in TAT's filings) (the "Material Agreements").

 For purposes of this Agreement, "Material" shall be determined based on the criteria for inclusion in TAT's 20-F filings.

 Except as set forth in Schedule 3.11(a) attached hereto, such Material Agreements are valid and in full force and effect on the date hereof, and neither TAT nor, to TAT's knowledge, any other party, has violated any material provision thereof, or committed or failed to perform any material act which with or without notice, lapse of time or both would constitute a fundamental beach under the provisions of, any Material Agreement except for violations or defaults which would not reasonably be likely to have a Material Adverse Effect. The enforceability of any Material Agreement will not be affected in any manner by, the existence of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder.

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                              TAT Technologies PIPE

 3.12 Employees

 TAT has delivered to the Investor complete copies of the material employment/engagement agreements currently in force for each of the five most highly paid individuals employed by TAT or any of its Subsidiaries, including TAT's CEO and Chairman of the Board of Directors and the President, both of which shall be amended by the Engagement Agreements, as of the Closing.

 3.13 Labor Relations. There is not now or has been threatened any material labor dispute, strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to the employees of TAT.

 3.14 Environmental Matters. Except as set forth in Exhibit 3.14 attached hereto, to TAT's Knowledge, TAT and each of its Subsidiaries, is in material compliance with applicable material environmental laws and regulations ("Environmental Laws") in effect on the date hereof.

 3.15 Taxation. To TAT's knowledge and based on the advice of experts (employed by TAT's C.P.A), the Financial Statements as of December 31, 2003 make adequate provisions for taxation for which TAT is liable which has accrued, on or before December 31, 2003; provided, however, that based on prior experience, there may be deficiencies of not more than an aggregate of $100,000 with respect to withholding tax.

 3.16 Insurance. To TAT's knowledge, and due to advice of its insurance agent, TAT has the benefit of adequate insurance against such risks as are usually and reasonably insured against by companies carrying on similar business.

 3.17 Brokers. Except as set forth in Schedule 3.17, no person or firm has, or will have, as a result of any act or omission by TAT or anyone acting on behalf of TAT, any right, interest or valid claim against TAT or the Investor for any commission, fee or other compensation as a finder or broker or in any similar capacity with respect to the transactions contemplated under this Agreement.

 3.18 Representations Complete. None of the representations or warranties made by TAT herein or in any Schedule or Exhibit hereto contain or will contain at the Closing Date (subject to the Compliance Certificate) any untrue statement of a material fact, or omit or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

 4.   Representations and Warranties of the Investor
      ----------------------------------------------

 The Investor hereby represents and warrants to TAT and acknowledges that TAT is entering into the TAT Transaction Documents in reliance thereon, as follows:

 4.1 This Agreement and the other Transaction Documents, constitute valid, binding, and enforceable obligations of the Investor.

 4.2 The Investor is an entity duly organized and validly existing under the laws of

                              TAT Technologies PIPE

 the State of Israel, and has all requisite power and authority to carry out the transactions contemplated hereby and under the Transaction Documents, and the execution, delivery and performance of the obligations of the Investor hereunder have been duly authorized by all necessary corporate action.

 4.3 The Investor acknowledges that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of
 Section 4(2) of the United States Securities Act and the provisions of Regulation D there under. The Investor is a special purpose vehicle formed for the purpose of effecting the transactions contemplated herein. Each of the entities beneficially owning the Investor (whether directly or indirectly) is an "Accredited Investor", as such term is defined under Regulation D, and that such entity is a sophisticated investor that has experience in business and financial matters and is capable of evaluating the merits and risks relevant to TAT, its business, the markets in which TAT and Limco operate and to the transactions contemplated by this Agreement and the other Transaction Documents. For the purpose of clarity, it is hereby clarified that the Investor is aware of the fact that TAT is engaged in product manufacturing and sales in the aviation field of business and is, therefore, exposed to certain risks which are inherent to companies involved in product manufacturing and sales in such field of business.

 4.4 Without derogating from the representations and warranties set forth in
 Section 3 above, the Investor and its auditors, legal counsels and other representatives have been given access to information regarding TAT and Limco and have utilized that access to their satisfaction in order to receive all such information as they considered necessary, required and advisable for deciding whether to enter into the investment contemplated by this Agreement and the other Transaction Documents, including but not limited to, the subscription for the Shares hereunder.

 4.5 The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions and the Investor's performance of its obligations herein and therein contemplated will not, whether with or without giving notice or the lapse of time or both (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under any of the terms, conditions or provisions of the Investor's organizational documents or of any material agreement, permit or other instrument or obligation to which the Investor is a party or is bound, or (ii) violate any law or regulation, or any order, injunction, or judgment of any court or any governmental bureau or agency, domestic or foreign applicable to the Investor. No consent or approval by any governmental authority is required in connection with the execution by the Investor of this Agreement and the other Transaction Documents, or the consummation by the Investor of the transactions contemplated hereby and thereby except for such actions, consents or approvals as have been obtained or will be obtained as of the Closing.

 4.6 No Finders Fee. Except as set forth in Exhibit 4.6, no person or firm has, or will have, as a result of any act or omission by the Investor or anyone acting on its behalf, any right, interest or valid claim against TAT for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement.

                              TAT Technologies PIPE

 5.   Confidentiality.
      ---------------

 5.1 Without derogating from the non-disclosure undertaking executed by the Investor on January 19, 2004, the Investor undertakes that any Confidential Information (defined below) obtained or which shall be obtained in connection with the transactions contemplated herein and in the Transaction Documents, including information to be provided to the Investor prior to or following the Closing, will not be disclosed without the prior written consent of TAT.

 5.2 For the purposes of this Agreement, "Confidential Information" shall mean all information, including, but not limited to, financial information, business plans, budgets, customer lists, computer software, source codes, plans, drawings, technical specifications, patents, copyrights, and other intellectual property rights, in any form (paper, disk, or other), relating to the business of TAT and its Subsidiaries. However, Confidential Information shall not include information which (a) was in the Investor's possession prior to its disclosure; (b) is or becomes available to the public through no fault of the Investor; (c) is required by law to be disclosed by the Investor, provided that the Investor gives TAT immediate written notice of such requirement prior to such disclosure; or (d) is rightfully received by the Investor from a third party without a duty of confidentiality.

 5.A Management Fee.
     --------------

 During the Term (as defined in the Shareholders Agreement), the Investor shall provide the Company with various management and consulting services (the "Services"), as shall be mutually determined by the Company and the Investor from time to time. Without derogating from the generality of the foregoing, the Services shall include service on the Company's Board of Directors of the two directors designated by the Investor, strategic guidance and consulting services to the Company (which, for illustration purposes only, may include introduction to potential customers and investors, consulting services with respect to the business and strategic alliances) as well as guidance and consulting services in connection with the management of the Company's Subsidiaries. The Services shall be provided on an as needed basis, as shall be mutually determined by the Company and the Investor from time to time.

 For such Services, TAT shall pay the Investor annual management fees (the "Management Fee") in accordance with the provisions contained in this Section 5A. The Management Fees shall be payable immediately following TAT's approval of its quarterly audited or reviewed consolidated financial statements for each of the first three fiscal quarters of the year and shall be equal to 3% of the excess of (w) TAT's operating income ("Revach Tifuli") for the applicable quarter, over (x) US$125,000, supplemented by applicable Value Added Tax ("VAT"); provided, however, that

                   (A) immediately following TAT's approval of the annual consolidated financial statements of TAT for the calendar year (excluding 2004 and the last year of the Term, provided that it is not a full calendar year) then ended (prepared in accordance with U.S. GAAP), the Investor shall promptly receive (a) 3% of the excess of (y) TAT's operating income for the applicable year, over (z) US$500,000, less (b) the aggregate

                              TAT Technologies PIPE

 amount paid to the Investor in the three preceding fiscal quarters as set forth above (or, in the event that (b) exceeds (a) promptly return the excess amount to TAT); and

                  (B) in any event, the Management Fee shall not exceed an aggregate of US$250,000 per annum (pro rated for parts of a calendar year).

 6.   Conditions to Closing
      ---------------------

 6.1 Conditions to the Obligation of the Investor to Close. The obligation hereunder of the Investor to purchase the Shares and pay the Purchase Price is subject to the satisfaction of the Conditions Precedent set forth in Section
 6.3 below (the "Conditions Precedent") and to the fulfillment at or before the Closing of the following Closing conditions (the "Investor Conditions"), any one or more of the Investor Conditions may be waived in writing, in whole or in part, by the Investor, which waiver shall be at the sole discretion of the Investor.

             (a) Accuracy of TAT's Representations and Warranties. Each of the representations and warranties of TAT shall be true and correct in all material respects as of the date when made and as of the Closing as though made on that time.

             (b) Performance by TAT. TAT shall have performed, satisfied and complied in all material respects with all conditions required by this Agreement to be performed

             (c) All Deliverables Ready. All documents and other items to be delivered to the Investor at the Closing as specified in Section 2.2 above, shall be duly executed, ready for delivery to the Investor, and in form and substance reasonably satisfactory to counsel for Investor

             (d) The following documents, executed on the Effective Date, shall have come into effect as of the Closing: (i) the Registration Rights Agreement (the "Registration Rights Agreement") attached hereto as Exhibit 6.1(d)(i),
 (ii) the Warrant Agreement (the "Warrant Agreement"), attached hereto as
 Exhibit 6.1(d)(ii), (iii) the Credit Line Agreement (the "Credit Line Agreement") attached hereto as Exhibit 6.1(d)(iii), and (iv) the shareholders' agreement (the "Shareholders Agreement") between the Investor and TAT Industries Ltd.

             (e) Capitalization. Except for any exercise of Outstanding Options, the share capital of TAT at the Closing shall be as described in Section 3.3(a) above.

 6.2. Conditions to the Obligation of TAT to Close. The obligations hereunder of TAT to issue and sell the Shares and to grant the Warrant to the Investor are subject to the satisfaction of the Conditions Precedent and the fulfillment at or before the Closing of the following Closing conditions (the "TAT Conditions"), any one or more of the TAT Conditions may be waived in writing, in whole or in part, by TAT, which waiver shall be at the sole discretion of TAT.


 (a) Accuracy of the Investor Representations and Warranties. Each of the representations and warranties of the Investor shall be true and correct in all material

                              TAT Technologies PIPE

 respects as of the date when made and as of the Closing, as though made at that time.

 (b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all material respects with all conditions required by this Agreement to be performed.

 (c) The Engagement Agreements shall have been executed and duly adopted by TAT and the agreements listed in Section 6(1)(d)(i)-(iv) shall have come into effect.

 6.3. The transactions contemplated herein and in the Transaction Documents are subject to the satisfaction and fulfillment of the following Conditions Precedent, which may not be waived in whole or in part by the Parties, unless permitted by applicable law, in which case, such waiver shall require the mutual consent of both Parties, at their sole discretion:

 (a) The General Meeting of TAT's shareholders shall have approved the resolutions more fully set forth in Section 2.2.1(b) above.

 (b) The General Meeting of Shareholders of TAT Industries shall have approved
 (i) the Shareholders Agreement, and (ii) the participation in the General Meeting of Shareholders of TAT and the voting in favor of the resolutions referred to in sub-section (a) above.

 6.4. It is hereby underlined that if, for any reason the Conditions Precedent (including the approval of the General Meetings of both TAT and TAT Industries) and the other Closing conditions set forth above (unless expressly waived in accordance with the provisions contained herein) are not met within 60 days from the date hereof, the Conditions Precedent shall be deemed to have not been fulfilled and this Agreement and the Transaction Documents will become null and void and neither Party shall have any claim or demand against the other Party with respect to such termination.

 6.5. Notwithstanding anything to the contrary contained herein, in the event that compliance with the Conditions Precedent or any other Required Approval is contingent upon TAT's taking any action of which TAT is unaware on the date hereof and which is likely to adversely affect the commercial terms or the feasibility of the transactions contemplated in the TAT Transaction Documents, then TAT shall not be required to take such action(s), and will not be liable to the Investor, provided that it had promptly provided the Investor with written notice regarding its resolution not to obtain any Required Approval.

 7.   Survival of Representations and Warranties.
      ------------------------------------------

 7.1 All representations and warranties made by any Party in this Agreement shall survive the Closing and be in effect until the termination of two (2) years following the Closing Date (the "Representations and Warranties Period"), on which date they shall expire and be of no further force or effect, except that if a claim has been made during such two year period, the subject matter of the claim shall survive until the claim is finally resolved or settled.

                              TAT Technologies PIPE

 7.2 Excluding in the case of fraud or intentional misrepresentation, if a claim is brought against TAT by the Investor during the Representations and Warranties Period and results in TAT being obligated to pay the Investor damages (the "Damages") in an aggregate amount -

            (i) higher than US$200,000 but less than US$1,000,000 - TAT shall promptly reimburse the Investor for such Damages in excess of US$200,000 (unless the court ruling had already taken into account the US$200,000 threshold in the damages it awarded, in which case the entire amount of Damages will become due and payable to the Investor) and such payment will be the sole and exclusive right and remedy available to the Investor with respect to such breach of representations and warranties; and

            (ii) equal to or higher than US$1,000,000, then TAT shall be entitled, at its sole discretion, (i) to promptly pay to the Investor the entire amount of Damages, or (ii) to cancel this Agreement and all other Transaction Documents by providing the Investor with prompt written notice, upon the receipt of which the Investor shall deliver the Shares and the Warrant (and any Warrant Shares, if the Warrant was exercised prior to such cancellation) to TAT in return for a full refund of the Purchase Price paid for such Shares and Warrant Shares (if applicable), in US dollars (reduced by any dividend distributions received by the Investor from TAT prior to the cancellation of this Agreement). For the avoidance of doubt and without derogating from the above, if the Loan (as defined in the Credit Line Agreement), had already been provided to the Company, then upon the termination of this Agreement and the Credit Line Agreement, all amounts due on account of the Loan shall immediately become due and payable. 7.3 For avoidance of doubt it is hereby clarified that, excluding in the case of fraud or intentional misrepresentation and other than, the above remedies, no adjustment of the Purchase Price or any other change of the terms hereunder or any other relief may be available to the Investor in a court of law as a result of a breach of representations or warranties under this Agreement or under applicable law.

 7.4 Claims made hereunder may not be initiated by or on behalf of the Investor in respect of consequential damages or losses.

 8.   Miscellaneous.
      -------------

 8.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.

 8.2 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provision thereof. Any claim arising under or in connection with this Agreement shall be resolved exclusively in the appropriate court in Tel-Aviv, Israel. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

                              TAT Technologies PIPE

 8.3 Assignment. Neither TAT nor the Investor may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties or obligations under this Agreement. Except as otherwise expressly stated to the contrary herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law ("Ha'avara Al Pi Din").

 8.4 Entire Agreement; Amendment and Waiver.

 This Agreement and the Exhibits and Schedules hereto (including all of the TAT Transaction Documents) constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof. All prior understandings and agreements among the parties are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by all the parties to this Agreement.

 8.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

 If to the Investor:

 TA-TOP, Limited Partnership
 c/o TA-TEK Ltd., its general partner
 c/o FIMI 2001 Ltd.
 "Rubinstein House"
 37 Petach Tikva Road
 Tel: 03-5652244
 Fax: 03-5652245

 With a copy to:
 Sharon Amir, Adv.
 Naschitz, Brandes & Co.
 5 Tuval Street
 Tel-Aviv 67897
 Israel
 Facsimile:  +972-3-623-5021

 If to TAT: TAT Technologies Ltd.
 Industrial Zone, Yasur, Gedera, 70700
 PO Box. 80 (70750)

 With a copy to: J. Zaltzman,
 J. Zaltzman & Co.
 6 Hahilazon Street, Ramat-Gan 52522

                              TAT Technologies PIPE

 Facsimile: 03-6111801
 Attn: Adv. Yossi Zaltzman

 or such other address with respect to a party as such party shall notify each other party in writing as above provided.

 8.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, or otherwise afforded to any of the parties, shall be cumulative and not alternative.

 8.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

 8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

 8.9 Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble and Exhibits are an integral and inseparable part of this Agreement.

 8.10 Expenses. Each party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the related agreements and the consummation of the transactions contemplated hereby and thereby, except that if the Closing is effected TAT shall pay the Investors' fees of professional advisors for performing accounting and legal due diligence and preparing this Agreement and all other TAT Transaction Documents, in an amount not to exceed $50,000 plus applicable Value Added Tax.

                              TAT Technologies PIPE


 IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

 TAT Technologies Ltd.                       TA-TOP, Limited Partnership
                                             c/o TA-TEK Ltd. its general partner
 By: __________________________
                                             By:________________
 Name:
                                             Name______________
 Title:
                                             Title_______________